AMENDMENT NO. 2 TO LICENSE AGREEMENT

AND AMENDMENT NO. 4 TO SCIENTIFIC COLLABORATION AGREEMENT

These **AMENDMENT NO. 2 TO LICENSE AGREEMENT ("Amendment")** and **AMENDMENT NO. 4 TO SCIENTIFIC COLLABORATION AGREEMENT** are entered into as of February 1st, 2019 (for both agreements the **"Amendment Effective Date"**)

Between

Ospedale San Raffaele S.r.l., an Italian company having registered office at via Olgettina No. 60, 20132, Milan, Italy, Fiscal Code 07636600962, duly represented for the purposes hereof by its Chief Executive Officer, Msr. Elena Angela Maria Bottinelli (**"OSR"**)

- on the one side -

And

Genenta Science S.r.l., an Italian company having registered office at via Olgettina No. 60, 20132, Milan, Italy, Fiscal Code 08738490963, duly represented for the purposes hereof by its Chief Executive Officer, Mr. Pierluigi Paracchi (**"Genenta"**)

- on the other side -

(OSR and Genenta shall be, collectively but not jointly, defined as the **"Parties"** and, severally, a **"Party"**).

WHEREAS:

(A) OSR and Genenta entered into that certain license agreement dated December 15, 2014, as amended by Amendment No.1 dated March 16, 2017 (**"Amendment No.1"**) (such agreement, as amended, **"License Agreement"**), as well as into certain Scientific Collaboration Agreement (such agreement, together with its amendments No. 1, 2 and 3, the **"Collaboration Agreement"**);

(B) During the execution of the above mentioned agreements the Parties have decided to conduct a clinical trial according to a protocol (and any related amendments) no. TEM-GMB_001 and no. EudraCT 2018-001404-11, entitled "*Sperimentazione Clinica di fase I/IIa atta a valutare la sicurezza e l'efficacia di dosi crescenti di cellule staminali ematopoietiche autologhe CD34+ geneticamente modificate con un vettore lentivirale codificante per il gene umano dell'interferone-alfa2 in pazienti affetti da Glioblastoma Multiforme con promotore del gene MGMT non metilato*".

(C) Considering the above, the Parties now wish to expand the License Agreement and further amend the License Agreement and the Collaboration Agreement under the terms set forth below.

* * *

NOW, THEREFORE, also in consideration of the foregoing premises, which form an integral and substantial part of this Amendment, and the mutual covenants herein contained, the **PARTIES HEREBY AGREE AS FOLLOWS.**

1. **Definitions** Capitalized terms not defined herein have the meaning set forth in the License Agreement or in the Collaboration Agreement (the latter in relation to Section 11 of this amendment only)

2. Section 1.36 of the License Agreement is hereby replaced in its entirety by the following.

   1.36 **"Option Period"** shall mean the period that commences on the Effective Date and ends on the second (2nd) anniversary of the initiation (first patient dosed) of the first human clinical trial for a Licensed Product in any Lympho Hematopoietic Indication or Solid Cancer Indication and, in any case, if earlier, on September 30, 2021, as eventually extended pursuant to Section 2.2(c).

3. Section 1.40 of the License Agreement is hereby replaced in its entirety by the following.

   1.40 **"Phase III Clinical Trial"** shall mean a human clinical trial in any country, the results of which could be used to establish safety and efficacy of a Licensed Product in the Field as a basis for an NDA, or its foreign equivalent, and satisfies the requirements of 21 CFR 312 21(c), or its foreign equivalent, or that is otherwise sufficient to enable submission of an NDA to the FDA (or its foreign equivalent), regardless of whether the sponsor of such trial characterizes or refers to such trial as a "Phase 3," "Phase 2b" or "Phase 2b/3" trial (or otherwise) in the applicable protocol, on clinicaltrials.gov, or in any other context. If a human clinical trial does not constitute a Phase III Clinical Trial at the time of first dosing of the first patient in such trial, but is later determined by the applicable Regulatory Authority to enable and NDA submission, then, such trial shall be deemed to constitute a Phase III Clinical Trial on the date of such determination by the applicable Regulatory Authority.

4. Section 2.2(c) of the License Agreement is hereby replaced in its entirety by the following:

   (c) include any Solid Cancer Indication as part of the Field of Use, on an indication-by-indication basis, subject to the payment of (i) the Option Fee (as defined below) and (ii) the milestones payments for each Solid Cancer Indication as set forth in Section 4.6 of this Agreement. In the event that Genenta exercises the option set forth under this Section 2.2(c) with respect to any Solid Cancer Indication (other than the GBM, as defined below), the Option Period for any other Solid Cancer Indication shall be extended only once for a period of twenty-four (24) months from the exercise of such option. By means of signature of the Amendment No. 2 to License Agreement, Genenta exercises the option set forth under this Section 2.2(c) with respect to Glioblastoma Indication (**"GBM"**) that shall be deemed effective as of the Amendment Effective Date of such Amendment No. 2 to License Agreement.

5. Section 2.3 of the License Agreement is hereby replaced in its entirety by the following:

   2.3 Option Fee and Additional Milestones. Further to the exercise of the Option set forth by Section 2.2(c) above, the Field of Use of this License shall be (and shall be considered) extended so as to include the relevant Solid Cancer Indication, only upon effective receipt by OSR of the following amounts: (a) Euro [redacted] for the first Solid Cancer Indication; (b)

Euro [redacted] for the second Solid Cancer Indication; and Euro [redacted] for the third Solid Cancer Indication. The foregoing amounts shall become due and payable upon receipt of the Notice. No Option Fee shall be due for the 4th (fourth) and following Solid Cancer Indications. For clarity, should Genenta exercise the option granted under Section 2.2(c), the Milestones Payment B shall become effective and due upon occurrence of the relevant Milestone Event with respect to such Solid Cancer Indication, as set forth in Section 4.6 of this License Agreement and the other financial terms and conditions set forth by this License Agreement shall apply, *mutatis mutandis*, to the sale of any Licensed Products for such Solid Cancer Indication. Notwithstanding the foregoing, in relation to the option exercised by Genenta with respect to GBM under Section 2.2(c), the Parties hereby agree that Genenta shall pay to OSR the amount of Euro [redacted] only in the event of the tenth patient has been dosed for the relevant clinical trial of GBM.

6. The table at the end of Section 4.6 of the License Agreement is hereby replaced in its entirety by the following:

Milestone Event	**Milestone Payment A**	**Milestone Payment B**
First patient dosed with a Licensed Product in Phase I/II Clinical Trial	[redacted]	[redacted]
First patient dosed with such Licensed Product in a Phase III Clinical Trial	[redacted]	[redacted]
MAA Approval for such Licensed Product in the first Major EU Country	[redacted]	[redacted]
NDA acceptance for such Licensed Product (United States of America)	[redacted]	[redacted]
First Commercial Sale of such Licensed Product in the United States of America	[redacted]	[redacted]
First Commercial Sale of such Licensed Product in three (3) out of 5 Major EU Countries	[redacted]	[redacted]
Aggregated Net Sales in the Territory during a single Calendar Year firstly exceeding Euro [redacted]	[redacted]	[redacted]

7. Notwithstanding the foregoing, in relation to the option exercised by Genenta with respect to GBM under Section 2.2(c), the Parties hereby agreed that the amount of Euro [redacted] provided under Milestone Payment B for the Milestone Event "First patient dosed with a Licensed Product in Phase I/II Clinical Trial" shall be paid by Genenta to OSR only upon the occurrence of the Milestone Event "First patient dosed with such Licensed Product in a Phase III Clinical Trial", together with the additional Euro [redacted] already provided for such Milestone Event in the table above. Section 7.8 of the License Agreement is hereby replaced in its entirety by the following:

7.8 Clinical trial primary site. For the Term of this License Agreement, Genenta hereby elects OSR as primary site in any pre-clinical study or clinical trial (including all phases thereof) relating to any Licensed Products in the Field of Use (as eventually extended in accordance with Section 2.2. above), subject to OSR (b) maintaining at all times any required quality standards and otherwise complying with the OSR-Genenta Scientific Collaboration Agreement and (b) providing its services on customary and reasonable terms and consistent with then-applicable market standards. Genenta can identify other site(s) to carry out clinical studies under the License Agreement with OSR's prior written consent on a case-by-case basis. Such consent will not unreasonable withheld.

8. Section 10.4(c) of the License Agreement is hereby replaced in its entirety by the following:

(c) no patient has been dosed with a Licensed Product in a Phase III Clinical Trial for a Lympho-Hematopoietic Indication by the fifth (5th) anniversary of the initiation (first patient dosed) of the first human clinical trial for a Licensed Product in any Lympho Hematopoietic Indication or Solid Cancer Indication and, in any case, if earlier, by September 1, 2025, it being understood that in such case: (a) the termination rights shall be limited to all Lympho-Hematopoietic Indications (but not to any Solid Cancer Indication, to the extent it shall be included under this License Agreement, for which the provisions of this License Agreement shall survive); (b) any further activity on all Lympho-Hematopoietic Indications shall be immediately discontinued by Genenta; and (c) the provisions of Section 10.9 below shall apply to all Lympho-Hematopoietic Indications.

9. Section 3.2 of Amendment No.1 is hereby replaced in its entirety by the following:

3.2 Genenta may exercise the Competing Product Option by written notice to OSR (**"Competing Product Notice"**) within September 30, 2021 but in any event prior to commencing any clinical development activities involving the applicable Alternative Payload and/or Competing Product (**"Competing Product Option Period"**), provided, however, that in the event Genenta exercises the Competing Product Option at any time during such period, the Competing Product Option Period shall be deemed extended only once for a period of eighteen (18) months from the end of such period [i.e., eighteen (18) months from September 30, 2021] . Each Competing Product Notice shall identify the Alternative Payload and/or Competing Product(s) for which Genenta intends to exercise the Competing Product Option. With regard to each Competing Product identified in each Competing Product Notice, OSR will confirm in writing the possibility to carry out the relevant research and development activities and the ability to expand the rights granted under the License Agreement in

accordance with Section 3.1 of this Amendment ("**OSR Confirmation**"), provided, however, that (for clarity, without limiting OSR's covenants under Section 3.1 of the License Agreement), OSR may withhold the OSR Confirmation only in the event that, prior to the receipt of the Competing Product Notice, OSR granted to one or more Third Parties any rights with respect to the applicable Competing Product that are inconsistent with an expansion of Genenta's license grant in accordance with Section 3.1 of this Amendment. Upon OSR Confirmation, Genenta shall pay to OSR the following amounts: (a) Euro [redacted] for the first product for which Genenta exercises its option under this Section 3.2, (b) Euro [redacted] for the second product and (c) Euro [redacted] for the third and following products Notwithstanding the above, in the event Genenta exercises the Competing Product Option for the use of the Alternative Payload in alternative to the Current Payload no payment under the above mentioned letter (a) shall be due to OSR. In addition, in the event the Competing Product Option is first exercised for a Solid Cancer Indication, Genenta shall pay to OSR (in lieu of the amount set forth under Section 2.3(a) of the License Agreement): (i) Euro [redacted] upon exercise by Genenta of such Competing Product Option, and (ii) the remaining [redacted] upon the earlier of (1) the first anniversary of Genenta's exercise of the Competing Product Option and (2) dosing of the first patient with such Competing Product in such Solid Cancer Indication in a Phase I/II Clinical Trial. Upon OSR Confirmation of each Competing Product Notice:

(a) in the event such OSR Confirmation is related to the Alternative Payload to be used in addition to the Current Payload and/or other Competing Product(s), the definitions of "Licensed Product" and "Field of Use" shall be deemed amended to include the applicable Alternative Payload and/or Competing Product(s), and the definition of "Competing Product" shall be deemed amended to exclude such Alternative Payload and/or Competing Product(s)

(b) In the event such OSR Confirmation is related to the Alternative Payload to be used in alternative to the Current Payload, the definitions of "Licensed Product" and "Field of Use" shall be deemed amended to include such Alternative Payload and exclude the Current Payload and the definition of "Competing Product" shall be deemed amended to exclude such Alternative Payload. It is understood that in such case: (i) any further activity on the Current Payload shall be immediately discontinued by Genenta; (ii) any right granted by OSR to Genenta in relation to the Current Payload shall revert to OSR; (iii) Genenta shall assign and transfer to OSR, without any monetary consideration by OSR, any right, title and interest to Genenta Product Improvements and all tangible materials related to the Current Payload.

(c) Without limiting Genenta's obligations under the License Agreement, Genenta shall commit to spend at least Euro [redacted] in the twenty-four (24) month-period following such OSR Confirmation to conduct research and development activities regarding each Competing Product (including the Alternative Payload) for which Genenta exercises its option under this Section 3.2.

10. The Parties acknowledge and agree that (a) the patent family known as "Type 1 Interferon Gene Therapy" UK N.1706410.6 filed on 21.04.2017, UK N.1801511.5 filed on 30.01.2018, PCT/EP2018/060238.20.04.2018 covers certain OSR Product Improvements as well as certain Competing Product(s) (including the applicable Alternative Payload(s)), and (b)

notwithstanding Section 2.2(b) of the License Agreement, the Option Period (to include the OSR Product Improvements only under such patent family in the license granted to Genenta under Section 2.1 of the Agreement) shall be forty eight (48) months from the Amendment Effective Date, provided that (i) OSR shall prosecute and maintain such patent family in accordance with Section 9.1 of the Agreement, (ii) Genenta shall reimburse OSR for the costs incurred by OSR in connection with such prosecution and maintenance activities, including the costs incurred prior to the Amendment Effective Date. The Parties acknowledge and agree that, prior to Genenta's exercise of such option, OSR may (but is under no obligation to) conduct research and/or development activities with respect to the OSR Product Improvements described above, whether in its own or in collaboration with any Third Parties, provided that OSR may not conduct such activities in collaboration with any for-profit Third Party without Genenta's prior written consent on a case-by-case basis. For the sake of clarity, in relation to any other OSR Product Improvements (different from the OSR Product Improvements under the said patent family) shall apply the Option Period as defined under Section 1.36 of the Licensed Agreement (ad amended by this Amendment).

11. Section 5.4 of the Collaboration Agreement is hereby replaced in its entirety by the following:

Scientific publications. In the event that OSR be willing to issue a publication related to the results of the Research Activities, it shall provide Genenta with a copy of the proposed written or oral publication or presentation at least thirty (30) Business Days prior to submission for publication or presentation in order to allow Genenta an opportunity to protect its Confidential Information that may be disclosed by the proposed public disclosure. If Genenta determines that its Confidential Information would likely be disclosed by the proposed public disclosure, it shall so advise OSR within such thirty (30) Business Days period, whereupon OSR: (a) shall delete all references to such Confidential Information of Genenta and (b) shall postpone the proposed publication or presentation for up to, and for no more than, an additional thirty (30) Business Days to afford the opportunity to prepare and file one or more patent applications with respect thereto. Without prejudice to the foregoing, for the avoidance of doubts, OSR shall be free to discuss the results of the Research Activities among its research staff and during internal research development and clinical meetings, as well as for its own non-commercial research, teaching, education, clinical and publication purposes, provided, however, that OSR shall not disclose any Confidential Information without the prior written consent of Genenta, which shall not be unreasonably denied.

IN WITNESS WHEREOF, the Parties have executed this agreement effective as of the Amendment Effective Date

Ospedale San Raffaele S.r.l.

By.

Name: Elena Angela Maria Bottinelli
Title: Chief Executive Officer

Genenta Science S.r.l.

By:

Name: Mr. Pierluigi Paracchi

Title: Chief Executive Officer